EXHIBIT 99.1
FOR RELEASE: August 6, 2008
Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com
Gretchen Toner
Senior Communications Specialist
610.645.1175
gmtoner@aquamerica.com
AQUA AMERICA REPORTS SECOND QUARTER EARNINGS
Board of Directors to increase dividend by eight percent
Significant rate awards received in five states
Company’s largest subsidiary Aqua Pennsylvania maintains A+ S&P rating
BRYN MAWR, PA, August 6th, 2008 — Aqua America, Inc. (NYSE: WTR) today reported revenues for the quarter ended June 30, 2008 of $150.8 million compared to $150.6 million in the second quarter of 2007. Net income in the second quarter was $22.6 million versus $23.7 million in the same period of 2007. Corresponding diluted earnings per share for the quarter were $0.17, compared to $0.18 in the same quarter 2007 on less than one percent more shares outstanding.
At its regularly scheduled meeting on August 5, 2008, the company’s Board of Directors voted to increase the quarterly common stock cash dividend payable December 1, 2008 to shareholders of record on November 17, 2008 by 8 percent to $0.135 per share, an annualized rate of $0.54 per share. This is the tenth consecutive year in which Aqua America has increased its dividend above its stated five percent target and the eighteenth dividend increase in 17 years. The Board also declared the regular $0.125 per share quarterly common stock cash dividend to be paid on September 1, 2008 to shareholders of record on August 18, 2008. Aqua has paid a consecutive dividend for more than 60 years.
Aqua America Chairman and CEO Nicholas DeBenedictis said, “So far, 2008 has been a year focused on efforts to improve our revenue and net income growth through rate case activity as the company looks to limit regulatory lag associated with the infrastructure investments and operating expense growth we have incurred over the last few years. I am pleased that despite the current economic environment, our largest subsidiary, Aqua Pennsylvania, has maintained its A+ Standard & Poor’s rating, which helps the company keep its borrowing costs down resulting in a benefit to our customers’ rates. I am also pleased that our Board has expressed its continued confidence in our long-term growth business model by once again authorizing a dividend increase above our stated five percent target.”

Revenue for the quarter was flat due to decreased consumption resulting from unfavorable weather and economic conditions and the disposition of customers in Fort Wayne, Indiana and Henrico, Virginia in prior quarters. These losses were offset by gains in surcharges, rate awards, and year-over-year customer growth. The unfavorable weather included wet weather in the Midwest and Mid-Atlantic regions and mandatory drought restrictions in North Carolina.
Rate relief continues to be a major focus of management for 2008 under the company’s program to address regulatory lag, which has affected results over recent quarters. Since May, the company received awards on several rate cases in Pennsylvania, New Jersey, Ohio, Virginia and Maine, and expects rulings on five other cases over the next several months. To date in 2008, the company has received rate awards that are intended to provide $49 million in additional annualized revenue, including rate awards totaling approximately $39 million in Pennsylvania and New Jersey. The company currently has rate requests in progress seeking approximately $34 million in annualized revenues which are expected to positively impact 2009. This includes two recently filed major rate cases in Florida and North Carolina requesting approximately $21 million in annualized revenues.
During the quarter, operating and maintenance expenses increased 2.9 percent from the same period in 2007. In addition to some inflationary impact, expenses were influenced by continuing increases in fuel, bad debt expense associated with current economic conditions, and increased operating expense to support growth year over year. However this was offset by a decrease in expenses associated with disposed systems. The company has successfully reduced fuel usage, consuming 21,000 gallons less fuel in the first half of 2008 than in the first half of 2007 by reducing the number of miles driven and improving miles per gallon. “We continue to look for ways to improve fleet efficiency,” said Aqua America Chairman and CEO Nicholas DeBenedictis. “Management remains committed to improving operating efficiency while continuing to provide outstanding service to its customers, even in a time of increasing costs.”
To date in 2008, the company has invested $111 million in infrastructure improvements and plans to invest approximately $280 million in water and wastewater infrastructure improvements for the full year compared to $238 million in 2007. Most of the increase from our prior 2008 planned capital investment of approximately $260 million is associated with accelerated pipe rehabilitation and replacement work in Pennsylvania. Even with the record capital investment, the company does not foresee any significant additional equity financing needs to support its capital program because of increasing internally-generated cash and the benefits of the Economic Stimulus Act, which allows the company to take bonus tax depreciation in 2008.
In July, Standard and Poor’s affirmed the A+ corporate credit rating on the company’s largest subsidiary, Aqua Pennsylvania. The strong rating reflects the consolidated credit quality of Aqua America, which helps Aqua Pennsylvania borrow money at lower rates. Management continues to strive to lower its cost of borrowing and now has an imbedded cost of fixed rate, long-term debt of 5.58 percent vs. 5.67 percent at the end of the second quarter of 2007.
Aqua America remains committed to expanding its operations through its growth-through-acquisition program and recently announced three growth ventures. Aqua purchased a company providing wastewater service to 12,000 residents in South Haven, Indiana and entered into a bulk water supply agreement with the Borough of Sharpsville (population 7,300) in Mercer County, Pennsylvania. Aqua also announced a partnership with Mopac, a division of Smithfield Beef Group that will allow it to grow its operations and improve efficiencies in the grease removal business in Pennsylvania.

Aqua America’s conference call with financial analysts will take place on Wednesday, August 6, 2008 at 11:00 a.m. Eastern Time. The call will be web cast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 3:00 p.m. on August 6, 2008 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 463117). For international callers, dial 719.457.0820 (pass code 463117).
Aqua America, Inc. is a publicly traded water and wastewater utility holding company with operating subsidiaries serving approximately three million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Indiana, Florida, Virginia, Maine, Missouri and South Carolina. Aqua America is listed on the New York and Philadelphia Stock Exchanges under the ticker symbol WTR.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, projected revenue and net income growth, the company’s and Board of Directors’ continued confidence in the company’s long-term growth business model, the effects of current economic conditions, our plans for capital investment, the effects of our capital investments, management’s focus on rate relief and the anticipated revenue from completed and planned rate cases, the filing of additional rate requests to recover capital expenditures, the timing of the expected impact of rate increases, efforts to improve fleet efficiency, management’s commitment to improving operating efficiency and customer service, anticipated needs for new equity, the effects of internally generated cash, our financial condition and continuation of our business strategy. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF

The following table shows selected operating data for the quarters and six months ended June 30, 2008 and 2007 (in thousands, except per share data) for Aqua America, Inc. and subsidiaries.

	(Unaudited)		(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating revenues	$150,751	$150,624	$290,034	$287,925

Net income	$22,552	$23,727	$36,873	$40,585

Basic net income per common share	$0.17	$0.18	$0.28	$0.31

Diluted net income per common share	$0.17	$0.18	$0.28	$0.30

Average common shares outstanding:
Basic	133,683	132,652	133,549	132,504

Diluted	134,060	133,520	133,998	133,404

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating revenues	$150,751	$150,624	$290,034	$287,925

Cost & expenses:
Operations and maintenance	65,146	63,334	129,450	123,629
Depreciation	20,619	20,456	42,100	40,592
Amortization	1,012	1,233	2,185	2,442
Taxes other than income taxes	10,845	10,831	22,954	22,747

Total	97,622	95,854	196,689	189,410

Operating income	53,129	54,770	93,345	98,515

Other expense (income):
Interest expense, net	17,063	16,441	34,193	32,990
Allowance for funds used during construction	(1,100)	(742)	(2,056)	(1,463)
Gain on sale of other assets	(553)	(319)	(553)	(388)

Income before income taxes	37,719	39,390	61,761	67,376
Provision for income taxes	15,167	15,663	24,888	26,791

Net income	$22,552	$23,727	$36,873	$40,585

Net income	$22,552	$23,727	$36,873	$40,585
Other comprehensive income, net of tax:
Unrealized holding gain on certain investments	189	213	189	218

Comprehensive income	$22,741	$23,940	$37,062	$40,803

Net income per common share:
Basic	$0.17	$0.18	$0.28	$0.31

Diluted	$0.17	$0.18	$0.28	$0.30

Average common shares outstanding:
Basic	133,683	132,652	133,549	132,504

Diluted	134,060	133,520	133,998	133,404

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	June 30,	December 31,
	2008	2007

Net property, plant and equipment	$2,872,247	$2,792,794
Current assets	119,862	115,511
Regulatory assets and other assets	302,128	318,607

	$3,294,237	$3,226,912

Common stockholders’ equity	$1,022,114	$976,298
Long-term debt, excluding current portion	1,212,423	1,215,053
Current portion of long-term debt and loans payable	86,727	80,845
Other current liabilities	76,837	102,367
Deferred credits and other liabilities	896,136	852,349

	$3,294,237	$3,226,912